Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of Cardtronics, Inc. of our report dated March 29, 2007, except for the restatement discussed in Note 1 to the financial statements, as to which the date is July 16, 2007, relating to the financial statements of the 7-Eleven Financial Services Business, which appears in the Cardtronics, Inc. Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 14, 2008.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
February 14, 2008